Exhibit No. 11


               FIRST CITIZENS FINANCIAL CORPORATION AND SUBSIDIARY
                   UNAUDITED COMPUTATION OF PRIMARY AND FULLY
                         DILUTED EARNINGS PER SHARE (a)
                      (In thousands, except per share data)


                                                                  Three Months Ended    Six Months Ended
                                                                        June 30,            June 30,
                                                                  ------------------    ----------------
                                                                     1997     1996        1997     1996
                                                                     ----     ----        ----     ----
PRIMARY:
Net income ......................................................   $1,192   $1,149      $2,607   $2,227
                                                                    ======   ======      ======   ======

Shares:
Weighted average number of common shares outstanding ............    2,946    2,915       2,944    2,909
Dilutive effect of exercise of stock options ....................      343      286         324      274
                                                                    ------   ------      ------   ------
Weighted average number of common shares outstanding, as adjusted    3,289    3,201       3,268    3,183
                                                                    ======   ======      ======   ======

Earnings per share...............................................   $  .36   $  .36      $  .80   $  .70
                                                                    ======   ======      ======   ======

ASSUMING FULL DILUTION:

Shares:
Weighted average number of common shares, as adjusted for
  primary computation............................................    3,289    3,201       3,268    3,183
Additional dilutive effect of exercise of stock options .........       24       --          44        8
                                                                    ------   ------      ------   ------
Weighted average number of common shares outstanding, as adjusted    3,313    3,201       3,312    3,191
                                                                    ======   ======      ======   ======

Earnings per share...............................................   $  .36   $  .36      $  .79   $  .70
                                                                    ======   ======      ======   ======

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(a)  Restated  for the  effects of a 10% stock  dividend  declared  on April 19,
     1996, which was distributed on June 3, 1996 to stockholders of record as of May 3, 1996.



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